EXHIBIT 21

SUBSIDIARIES OF ZYGO CORPORATION (DELAWARE)

Zygo KK (Japan)
100% owned by Registrant (effective as of October 1, 1999)

Zygo PTE LTD (Singapore)
100% owned by Registrant (effective as of January 1, 1998)

ZygoLamda Metrology Instrument (Shanghai) Co., Ltd. (China)
66% owned by Zygo PTE LTD (effective as of April 3, 2008)

Zygo Germany, GmbH (Germany)
100% owned by Registrant (effective as of December 1, 2006)

ZygoLOT GmbH (Germany)
60% owned by Zygo Germany, GmbH (effective as of December 28, 2006)

Six Brookside Drive (Connecticut)
100% owned by Registrant (effective as of January 9, 1998)

Zygo Canada Inc. (Canada)
100% owned by Registrant (effective as of February 22, 2008)

Zemetrics (Arizona)
100% owned by Registrant (effective as of January 22, 2010)

Zygo Richmond, Inc. (California)
100% owned by Registrant (effective as of November 12, 2010)

Zygo Taiwan Co., LTD (Taiwan)
100% owned by Registrant (effective as of July 21, 2012)